Kindred Biosciences Announces Submission of Parvovirus Monoclonal Antibody Data for Prophylactic Indication
San Francisco, California (February 25, 2021) - Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced that it has submitted efficacy data to support the prophylactic indication for KIND-030 to the United States Department of Agriculture (USDA) Center for Veterinary Biologics for review. This submission is part of the overall project data package that will be submitted and evaluated for full approval. KIND-030 is a monoclonal antibody targeting canine parvovirus.
“This data submission brings us a step closer to approval for this tragic disease,” said Chief Executive Officer, Richard Chin, M.D. “We are committed to transforming how parvovirus is treated and prevented, and look forward to commencement of the pivotal efficacy study for the treatment indication.”
On September 16, 2020, KindredBio reported positive results from its pivotal efficacy study for the prophylactic indication. As previously stated, approval of KIND-030 is subject to regulatory risk and timelines, and there is no set review timeline at the USDA Center for Veterinary Biologics. Regulatory consultants to KindredBio anticipate possible delays to the regulatory review process due to COVID-19. KindredBio will provide an update on the timing of KIND-030’s expected approval at the time of announcing the company’s fourth quarter 2020 results. Regulatory approval and review timeline are subject to the typical risks inherent in such a process.
KIND-030 is being pursued for two indications in dogs: prophylactic therapy to prevent clinical signs of canine parvovirus infection, and treatment of established parvovirus infection. Completion of the upcoming pivotal efficacy study for the treatment indication for KIND-030 is now expected to extend into the second quarter of 2021.
KindredBio does not expect the updated timing of completion of the pivotal efficacy study for the treatment indication to impact achievement of the terms contained in the parvovirus license agreement with Elanco Animal Health Incorporated.
About Kindred Biosciences
Kindred Biosciences is a biopharmaceutical company developing innovative biologics focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated targets for dogs and cats. KindredBio has a deep pipeline of novel biologics in development across many therapeutic classes, alongside state-of-the-art biologics manufacturing capabilities and a broad intellectual property portfolio.

For more information, visit: www.kindredbio.com

Forward-Looking Statements
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and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

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For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
The results stated in this press release have not been reviewed by the Food and Drug Administration or the United States Department of Agriculture Center for Veterinary Biologics, as applicable.

Contacts

For investor inquiries:
Katja Buhrer
Katja.buhrer@kindredbio.com
(917) 969-3438